UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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BAR HARBOR BANKSHARES

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YOUR VOTE IS IMPORTANT

PLEASE VOTE YOUR PROXY TODAY

April 20, 2018

Dear Shareholder:

As you are aware, the 2018 Annual Meeting of the Shareholders of Bar Harbor Bankshares will be held at 11:00 a.m. EDT on Tuesday, May 15, 2018, at the Bar Harbor Club located at 111 West Street in Bar Harbor, Maine. We are writing with respect to one of the proposals to be voted on at our Annual Meeting. Your vote is extremely important, no matter how many shares you hold.

As set forth in “Proposal 3 – Ratification of an Articles of Amendment to our Articles of Incorporation, as Amended, Filed with the Secretary of State of the State of Maine on May 22, 2015,” which is outlined in detail on page 49 of our proxy statement, our Board is requesting shareholder ratification of an Articles of Amendment to our Articles of Incorporation, as amended, to increase the number of authorized shares of our common stock by 10,000,000 shares from 10,000,000 shares to 20,000,000 shares that was filed with the Secretary of State of the State of Maine on May 22, 2015 (the “2015 Amendment”). It has come to our attention that additional clarification regarding voting standards for Proposal 3 would be useful in order to avoid possible misinterpretation. To ensure complete understanding, we are emphasizing in this letter certain matters related to the voting standard.

Vote Required, Broker Non-Votes, Categorization as “Routine” Matter, Treatment of Abstentions

Vote Required: The ratification of the 2015 Amendment will require that a majority of all the votes entitled to be cast at the Annual Meeting be cast “FOR” this proposal. As a result of the voting standard, if you are a record holder of shares, your failure to vote would have the same effect as a vote “AGAINST” the proposal.

Broker Non-Vote: A broker non-vote occurs when a broker or other nominee holder, such as a bank, submits a proxy representing shares that another person actually owns, and that person has not provided specific voting instructions to the broker or other nominee holder. Brokers who hold their customers’ shares in “street name” may, under the applicable rules of the exchange and other self-regulatory organizations of which the brokers are members, sign and submit proxies for such shares and may vote such shares on routine matters.

Categorization as “Routine” Matter: Pursuant to its rules, we have been advised by the New York Stock Exchange (“NYSE”) that Proposal 3 is considered a routine matter. Accordingly, with regard to such shares held in “street name” by a broker, unless specific voting instructions as to any particular “routine” proposal are provided to the broker, the broker generally will vote such shares in accordance with the broker’s internal procedures. For this reason, unless you specify to your broker your voting instructions as to Proposal 3, shares you hold though a broker could be voted “FOR,” “AGAINST” or “ABSTAIN” pursuant to your broker’s procedures. You can avoid having your broker vote your shares in accordance with their procedures by providing your broker with your specific voting instructions.

Treatment of Abstentions: For purposes of the vote on Proposal 3, abstentions and other shares not voted will have the same effect as a vote “AGAINST” the proposal.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THIS PROPOSAL.

These disclosures should be read in conjunction with the proxy statement, which should be read in its entirety. To the extent that information herein differs from or updates information contained in the proxy statement, the information contained herein supersedes the information contained in the proxy statement. Capitalized terms used but not defined herein have the meanings set forth in the proxy statement.

If you have already voted and do not wish to change your vote, you do not need to do anything. If you have not voted, we ask that you complete, sign, date and mail promptly the proxy card provided to you in the return envelope provided, or use telephone or internet voting, to ensure that your shares are represented and voted at the meeting. Any shareholder who executes and delivers a proxy has the right to revoke it at any time before it is exercised. In the event that you have already submitted a proxy card and wish to change your vote on Proposal 3 or any other proposal, revocation may be made prior to the Annual Meeting by (i) filing a written revocation with our Corporate Clerk, (ii) entering a new vote over the Internet or by telephone, (iii) submitting a duly executed proxy card bearing a later date, or (iv) revoking the proxy personally at the Annual Meeting prior to the voting of the proxy. If your shares are held in street name, you should follow the instructions of your broker, bank or nominee regarding the revocations of proxies. If you would like to vote your shares over the telephone, please call 1.833-814-9457. Your vote is extremely important, so please act at your earliest convenience.

We look forward to seeing you on May 15, 2018.

Very truly yours,

Curtis C. Simard

President and

Chief Executive Officer

Enclosures

Bar Harbor Bankshares ● 82 Main Street ● P.O. Box 400 ● Bar Harbor, Maine 04609 ● 207-288-3314

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on May 15, 2018: This supplement, the proxy statement and our Annual Report are available free of charge on the Shareholder Relations section of our website www.bhbt.com.